EXHIBIT 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER 2016 RESULTS
Sales Increase 10 Percent; EPS – As Adjusted Increases 24%

ST. LOUIS, February 9, 2016 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the Company) today reported its operating results for the first quarter ended December 31, 2015 (Q1 2016).
Management previously announced certain 2016 restructuring actions as described and quantified in the Company’s October 8, 2015 and November 12, 2015 releases. The costs associated with these restructuring actions were excluded from Management’s 2016 quarterly and full year earnings guidance communicated at the start of the year. Management will quantify these costs in its quarterly earnings reports when presenting its operating results on an EPS – As Adjusted basis, which will be reconciled to the respective GAAP equivalents.
By excluding the specific restructuring charges when discussing non-GAAP financial measures, Management believes EPS – As Adjusted is more representative of the Company’s ongoing performance and allows shareholders better visibility into the Company’s underlying operations.

EPS Summary

Q1 2016 EPS – As Adjusted was $0.47 per share, reflecting a 24 percent increase over Q1 2015 EPS – As Adjusted of $0.38 per share. Management previously provided Q1 2016 guidance in the range of $0.34 to $0.39 per share. All three operating segments and a lower tax rate contributed to the higher than expected earnings.
Q1 2016 EPS – As Adjusted excludes $4.1 million, or $0.13 per share, of specific charges related to the exit and relocation of Test’s operating facilities in Germany and England and the impact of its domestic headcount reductions, plus Doble’s closure of its Brazil operating office and the elimination of other administrative costs.
Q1 2015 EPS – As Adjusted reflects the impact of Test’s previously described Q4 2015 non-cash charges which were adjusted to reflect $1.2 million, or $0.03 per share of the charges in Q1 2015.
Q1 GAAP EPS was $0.34 per share and $0.38 per share in 2016 and 2015, respectively.

Operating Highlights

•	Q1 2016 sales increased $12 million, or 10 percent, to $133 million compared to $121 million in Q1 2015;
•
Q1 2016 Filtration sales increased $8 million, or 17 percent, Test sales increased $3 million, or 9 percent, and Utility Solutions Group (USG, or Doble) sales increased $1 million, compared to Q1 2015;

•	Gross margin percentages were approximately 40 percent in both Q1 periods presented;
•
SG&A decreased in Q1 2016, primarily driven by the lower cost structure at Test, lower operating costs throughout Filtration, partially offset by additional international sales and marketing expenses at Doble to support its near-term growth opportunities, and higher Corporate spending on professional fees related to M&A activities;

•
The effective tax rate was 31.9 percent in Q1 2016 compared to 26.2 percent in 2015. The tax rates in both periods were favorably impacted by the respective years’ December extension of the research tax credit;

•	Orders were $143 million (book-to-bill of 1.07x) reflecting a $10 million, or 3 percent, increase in backlog during Q1 2016, which resulted in an ending backlog of $337 million at December 31, 2015;
•
Filtration orders were $73 million (book-to-bill of 1.31x) and included significant commercial aerospace orders (A-350 and other new platforms) at PTI, and significantly higher medical/pharma orders at TEQ;

•
Doble’s orders were $31 million (book-to-bill of 0.91x) which reflected higher sales recognized on previous period orders received on long-term international service contracts, and the quarterly timing of domestic product, software and solution bookings;

•
Test orders were $39 million (book-to-bill of 0.91x) which reflected higher sales recognized on the large automotive chamber in Asia awarded in 2015, and the timing of orders expected in the year; and,

•	Net debt at December 31, 2015 was $30 million ($40 million of cash and $70 million of borrowings) and includes the purchase of Fremont Plastics in October 2015.

2016 Restructuring Actions - Status Update

The 2016 restructuring actions are progressing ahead of Management’s original schedule and the costs incurred to date are below budget. As a result, the total costs at completion are now projected to be slightly lower than Management’s previous expectations of $9 million. The restructuring is anticipated to be substantially complete by March 31, 2016.
The partial year cost savings projections are expected to be more than $6 million in 2016, with annual and recurring cost savings of approximately $8 million projected in 2017 and beyond.
Management continues to expect that these actions, when fully implemented, will result in the Test business EBIT margins increasing into the low-to-mid teens.
Chairman’s Commentary – Q1 2016
Vic Richey, Chairman and Chief Executive Officer, commented, “We kicked off 2016 with a great start to the year driven by a solid performance across all three of our operating segments. Compared to our November outlook, we beat the high end of our adjusted earnings range by $0.08 per share, and beat our cash flow forecast and our orders outlook by millions of dollars each.
“Test’s restructuring actions are ahead of plan and under budget, and we are already seeing a meaningful improvement in the operating cost structure as we delivered, on an adjusted basis, an 11 percent EBIT margin in Q1 on higher than expected sales. The management changes and process improvement initiatives we put in place are making an immediate impact and are setting up nicely for another uptick in margins once the restructuring is completed, and we return to a more normalized operating environment.
“Filtration sales increased $8 million year-over-year with a corresponding $3 million increase in EBIT, resulting in an 18 percent segment EBIT margin. Crissair reported significant increases in both sales and EBIT as it continues benefitting from the strength of the commercial aerospace upcycle and its earlier facility rationalization. Another positive was that TEQ continued to outperform earlier expectations driven by the growth in the KAZ program, as well as several new medical and pharma customer wins.
“Doble continued to make a significant contribution with another strong quarter by delivering, on an adjusted basis, a 28 percent EBIT margin despite some softness in hardware deliveries. In Q1 of 2015, Doble had a 30 percent margin resulting from an unusually high volume of high margin protection suite product deliveries. Our new product, software and solution offerings continue to gain traction, and our international growth strategy is generating meaningful sales. ENOSERV continued to perform above expectations in Q1 2016, and has tangible growth opportunities on the near-term horizon.
“Solid orders and strong cash flow compared to expectations and normal Q1 seasonality continued to be a bright spot during Q1 2016 as our backlog increased $10 million during the quarter, and our cash flow was nearly $10 million better than plan.
 “I’m pleased that we completed two acquisitions in the first four months of the year, and I remain hopeful  that we can execute on additional transactions over the balance of the year. We continue to review numerous acquisition candidates and are working hard to further supplement our existing portfolio of businesses. Acquisitions remain a key element to supplement our growth, and we will remain disciplined in our approach to ensure we can generate an attractive return on these investments.
“We continue to have a favorable view of our future and our goal remains the same – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 18, 2016 to stockholders of record on April 4, 2016.

Acquisition Update

On February 1, 2016, the Company announced that it acquired Plastique Group Limited headquartered in Tunbridge Wells, England, with manufacturing locations in Nottingham, England and Poznan, Poland.
Plastique is a market leader in the development and manufacture of highly-technical thermoformed plastic and precision molded pulp fiber packaging primarily serving the pharmaceutical, personal care, and various specialty end markets.
As noted previously, on October 16, 2015, the Company acquired Fremont Plastics Inc. (Fremont), a custom thermoform packaging business located in Fremont, Indiana. Fremont has a long and successful history of providing superior products and solutions to the healthcare market.

Business Outlook – Fiscal Year 2016

Management continues to expect 2016 EPS – As Adjusted to be in the range of $1.90 to $2.00 per share, which excludes the 2016 restructuring charges described earlier, and the partial year sales and earnings impact of Plastique which is currently being quantified.
Management’s previous expectations related to the quarterly profile and second half weighting of 2016 sales and earnings remain unchanged. The majority of the 2016 restructuring charges will be incurred during the first half of the year, negatively impacting GAAP EPS.
The current expected 2016 EPS – As Adjusted for the six months YTD is slightly better than Management’s original outlook.
Primarily due to the quarterly timing of revenues and profits during the first six months of 2016 at Test and Doble, Management expects Q2 2016 EPS – As Adjusted to be in the range of $0.31 to $0.36 per share, excluding the Q2 impact of the 2016 restructuring charges and the earnings impact of Plastique.
Chairman’s Commentary – Balance of FY 2016
Mr. Richey continued, “Driven by the strong results achieved in Q1, along with the expected earnings contributions from Plastique and Fremont over the balance of the year, I remain confident in our outlook for 2016, and our ability to remain on track to meet our stated sales and EPS goals. Taken as a whole, today’s outlook firmly plants the foundation for continued growth beyond this year.
 “With our restructuring actions nearly complete in Test, I’m confident that by significantly lowering our operating cost structure and narrowing our focus we will meaningfully increase our future operating margins and improve our competitive position across our end-markets.
“I firmly believe our market leadership positions across all three segments, along with the breadth and diversity of our new product offerings, will continue to allow us to grow organically at meaningful levels. In addition, we continue to see opportunities to supplement this organic growth through accretive acquisitions. We remain committed to our longer-term growth targets and EPS goals.”

Conference Call

The Company will host a conference call today, February 9, at 4:00 p.m. Central Time, to discuss the Company’s Q1 2016 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 35646815).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected 2016 and beyond operating results, revenue and sales growth, EBIT, EBIT margins, corporate costs, the timing, benefits, costs and savings associated with the cost reduction activities and restructuring actions, effective tax rates, EPS, EPS – As Adjusted, EPS growth, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the success of new products and solutions, the size, number and timing of future sales and growth opportunities, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.
Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of cost reduction and profit improvement initiatives and restructuring activities.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin, and EPS – As Adjusted are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales, and Q1 2016 EPS – As Adjusted as GAAP earnings per share (EPS) excluding the Q1 2016 defined restructuring charges of $0.13 per share.
EBIT, EBIT margin, and EPS – As Adjusted are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, and EPS – As Adjusted provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the corresponding GAAP measures is included in the attached tables.
ESCO, headquartered in St. Louis, provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. In addition, the Company provides diagnostic instruments, services and the world’s premier library of statistically significant apparatus test results for the benefit of energy generation, transmission, and delivery companies and industrial power users worldwide. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

-  tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014

Net Sales	$132,833		120,547
Cost and Expenses:
Cost of sales	80,049		71,621
Selling, general and administrative expenses	33,291		33,504
Amortization of intangible assets	2,694		1,873
Interest expense	229		195
Other expenses (income), net	3,602		(221)
Total costs and expenses	119,865		106,972

Earnings before income taxes	12,968		13,575
Income taxes	4,139		3,552

Net earnings	$8,829		10,023

Diluted EPS - GAAP	$0.34		0.38

Diluted EPS - As Adjusted	$0.47	(1)	0.38

Diluted average common shares O/S:	26,044		26,386

(1)	As Adjusted excludes $4.1 million (or $0.13 per share) of previously announced adjustments for restructuring charges incurred at ETS & Doble during the first quarter of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		Q1 2016 Adjustments (1)	As Adjusted
	Q1 2016	Q1 2015		Q1 2016	Q1 2015
Net Sales
Filtration	$55,538	47,511		55,538	47,511
Test	42,773	39,421		42,773	39,421
Utility Solutions Group	34,522	33,615		34,522	33,615
Totals	$132,833	120,547	0	132,833	120,547

EBIT
Filtration	$10,097	7,076		10,097	7,076
Test	2,338	2,594	2,512	4,850	2,594
Utility Solutions Group	8,249	9,977	1,323	9,572	9,977
Corporate	(7,487)	(5,877)	293	(7,194)	(5,877)
Consolidated EBIT	13,197	13,770	4,128	17,325	13,770
Less: Interest expense	(229)	(195)		(229)	(195)
Less: Income tax expense	(4,139)	(3,552)	(661)	(4,800)	(3,552)
Net earnings	$8,829	10,023	3,467	12,296	10,023

Note:	Depreciation and amortization expense was $5.4 million and $4.3 million for the quarters ended December 31, 2015 and 2014, respectively.

(1)	Adjustments consist of $4.1 million (or $0.13 per share) of restructuring charges at ETS & Doble during the first quarter of 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2015	September 30, 2015

Assets
Cash and cash equivalents	$39,825	39,411
Accounts receivable, net	101,192	102,607
Costs and estimated earnings on
long-term contracts	30,851	28,387
Inventories	104,260	99,786
Current portion of deferred tax assets	15,626	15,558
Other current assets	9,074	12,502
Total current assets	300,828	298,251
Property, plant and equipment, net	80,941	77,358
Intangible assets, net	193,274	190,748
Goodwill	295,561	291,157
Other assets	7,781	6,694
	$878,385	864,208

Liabilities and Shareholders' Equity
Short-term borrowings and current	$20,000	20,000
maturities of long-term debt
Accounts payable	29,575	37,863
Current portion of deferred revenue	22,260	21,498
Other current liabilities	56,903	63,850
Total current liabilities	128,738	143,211
Deferred tax liabilities	75,796	74,469
Other liabilities	32,714	32,346
Long-term debt	50,000	30,000
Shareholders' equity	591,137	584,182
	$878,385	864,208

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Three Months Ended December 31, 2015
Cash flows from operating activities:
Net earnings	$8,829
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	5,360
Stock compensation expense	1,329
Changes in assets and liabilities	(15,645)
Effect of deferred taxes	1,259
Other	208
Net cash provided by operating activities	1,340

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(12,408)
Capital expenditures	(2,749)
Additions to capitalized software	(1,713)
Net cash used by investing activities	(16,870)

Cash flows from financing activities:
Proceeds from long-term debt	33,000
Principal payments on long-term debt	(13,000)
Dividends paid	(2,065)
Debt issuance costs	(950)
Net cash provided by financing activities	16,985

Effect of exchange rate changes on cash and cash equivalents	(1,041)

Net increase in cash and cash equivalents	414
Cash and cash equivalents, beginning of period	39,411
Cash and cash equivalents, end of period	$39,825

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q1 FY 2016	USG	Test	Filtration	Total
Beginning Backlog - 10/1/15	$36,272	95,129	196,109	327,510
Entered Orders	31,227	38,941	72,555	142,723
Sales	(34,522)	(42,773)	(55,538)	(132,833)
Ending Backlog - 12/31/15	$32,977	91,297	213,126	337,400